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                                                                    EXHIBIT 3(b)


                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                      *****

         Harsco Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

         FIRST: That at a meeting of the Board of Directors of Harsco Corporation on January 28, 1997, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the Restated Certificate of Incorporation of Harsco Corporation, as heretofore amended, be, and the same hereby is, further amended by deleting the introductory paragraph of Article FOURTH thereof and substituting, in lieu thereof, the following:

                  "FOURTH: The total number of shares of all classes of stock which this Corporation shall have authority to issue is 154,000,000 shares, of which 4,000,000 shares are to be Preferred Stock of the par value of $1.25 per share and 150,000,000 shares are to be Common Stock of the par value of $1.25 per share."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, an Annual Meeting of the stockholders of said corporation was duly called and held April 30, 1997, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


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         IN WITNESS WHEREOF, said Harsco Corporation has caused this certificate to be signed by Derek C. Hathaway, its Chairman, President and Chief Executive Officer, this 20th day of May, 1997.





                                                /s/ Derek C. Hathaway
                                                --------------------------------
                                                Derek C. Hathaway
                                                Chairman, President and
                                                Chief Executive Officer


ATTEST:



/s/ Paul C. Coppock
-------------------------------------
Paul C. Coppock
Senior Vice President, Chief
Administrative Officer, General
Counsel and Secretary



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